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                                                                    EXHIBIT 10.6

                               Employment Offer

Thomas E. Young



Dear Mr. Young:

I am pleased to provide you with this offer setting forth the proposed terms and conditions of your employment by OneSoft, Corporation (OneSoft).

1.   Position.  Your position will be as Senior Vice President, reporting to the
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     President.  Initially, you will be working in OneSoft's offices located at
     7010 Little River Turnpike, Annandale, Virginia 22003.

2.   Starting Date/Nature of Relationship. It is expected that your employment
     ------------------------------------
     will start as of May 3, 1999 (placeholder). No provision of this letter shall be construed to create an express or implied employment contract for a specific period of time. Your employment will be at will, which means that either you or OneSoft may terminate the employment relationship at any time and for any reason.

3.   Salary.  Your initial salary will be at the rate of $12,500.00 per month,
     ------
     which annualized is $150,000.00. Total first year compensation package (to compensate for your loan) at 100% of Variable Compensation Plan is targeted at $305,000.00. Compensation for subsequent years will target $275,000.00 at 100% of Variable Compensation Plan. Such salary shall be paid in conformance with OneSoft's customary payroll practices as established or modified from time to time. The MBOs driving the variable component of your compensation will be mutually agreed upon between you and Jim MacIntyre. In addition, OneSoft will grant you an interest free loan in the amount of $30,000.00. This loan will be paid back from earned bonuses over a twenty-four month period of time. $15,000.00 of which will be paid back within the first twelve months after receipt of the loan. Salaries are currently paid in bi-weekly installments and in arrears.

4.   Incentive Stock Options.  Subject to the approval of the Board of
     -----------------------
     Directors, you will be eligible to receive an option to purchase OneSoft Common Stock. You will be eligible to receive an Incentive Stock Option Agreement to purchase two hundred thousand (200,000) shares of OneSoft Common Stock, vesting over a three year schedule. The vesting schedule is as follows: On your first, second and third anniversary, you will vest 33% of your options. The exercise price for the optioned OneSoft Common Stock will be the fair market value of the Common Stock as determined by the Board of Directors, at the time that the Board approves your options. The incentive stock options will be subject to the restrictions set forth in OneSoft's 1997 Employee, consultant and Director Stock Option Plan and the Incentive Stock Option Agreement representing this option.

5.   Benefits.  As a salaried employee you will be paid for 8 holidays, vacation
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     commensurate with other OneSoft executives, and one week of sick leave earned at the rate of 1.5 hours per pay period. Within two months of your employment date (or such effective date as determined by OneSoft's insurance carrier), you will be provided medical, hospitalization, dental and disability insurance coverage through OneSoft's group insurance plans. A term life insurance policy is provided in the amount of twice your annual salary within two months of your start date. OneSoft's insurance coverage is subject to approval and acceptance by OneSoft's Group Insurance Carriers and subject to the terms of its policies. Should they deny your application for coverage under our group policy, OneSoft would, accordingly, be unable to offer you insurance benefits. If insurance rates for employees are over and above standard premium amounts, employees will be expected to pay the difference.
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     Currently OneSoft pays 100 percent of insurance premiums. Depending on the escalation of OneSoft's insurance rates, you may be asked to pay a portion of the Insurance at some future date. OneSoft provides worker's compensation insurance and reimburses work-related expenses as you incur them and file expense reports with appropriate receipts.

     OneSoft retains the right to change, add or cease any particular benefit.

6.   Confidentiality and Noncompetition.  As a condition of employment with
     ----------------------------------
     OneSoft, you and OneSoft will become parties to an Employee Non-Disclosure, Noncompetition and Developments Agreement substantially in the form presented with this letter (the "Employee Agreement").

7.   General. This letter, together with the Confidential Information and
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     Developments Agreement, will constitute our entire agreement as to your employment by OneSoft and will supersede any prior agreements or understandings, whether in writing or oral. This agreement may only be amended or modified in a writing signed by both you and OneSoft.

     The headings in this letter are for convenience of reference only; they are not intended to modify or affect the meaning of any of the terms in this letter.

     This letter agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia, without giving effect to its conflict of law provisions, and shall inure to the benefit of and be binding upon the heirs, executors, administrators, personal representatives and assigns of the Employee and upon the legal representatives, successors and assigns of the Company. The Employee agrees to jurisdiction and venue in the federal and state courts within the Commonwealth of Virginia for all disputes and enforcement actions arising under this Agreement. Any such dispute or action shall be heard by a judge sitting without a jury, and both parties forever waive their right to a civil jury trial with respect thereto.

     Please acknowledge your acceptance of this offer of employment and the terms and conditions thereof by signing this letter and the Employee Agreement, which execution will evidence your agreement with the terms and conditions set forth herein and therein, and returning the originals to OneSoft.

     This offer of employment will expire on March 31, 1999 unless accepted by you prior to such date.

                              Sincerely,

                              ONESOFT, CORPORATION


                              By: /s/ Randall V. Pevin
                                  ---------------------------------
                                  Randall V. Pevin,
                                  Vice President, Operations

ACCEPTED AND AGREED
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/s/ Thomas E. Young
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Thomas E. Young

                                       2
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              Confidential Information and Developments Agreement


Thomas E. Young


Dear Mr. Young:

     This letter sets forth the terms of the agreement between you (the "Employee") and OneSoft, Corporation., a Delaware corporation (the "Company", which term shall include any subsidiaries and affiliates of OneSoft, Corporation) regarding confidential information and developments.

     The Company and the Employee hereby acknowledge the following: (i) The Company is currently engaged in all phases of the business of researching, developing, owning, marketing, licensing and distributing Internet-related computer software and providing related consulting services to its client, including its OneCommerce software; (ii) The Company has developed significant reputation and goodwill in its industry throughout the United States and abroad;
(iii) The success of the Company's business depends upon the continued confidentiality of its proprietary information and trade secrets; (iv) The Employee is or will be employed by the Company in a position of trust and confidence and in a capacity in which he has or will become familiar with the Company's confidential information and trade secrets; (v) In the course of his employment or through the use of Company facilities or resources, the Employee may have or may in the future have contributed to the development of Company trade secrets and confidential business information; and (vi) The Company and the Employee are entering into this agreement in consideration of the employment or continued employment of Employee, the granting of bonuses, raises or stock options, if applicable, other good and valuable consideration, and to further document Company policies now in effect.

     In consideration of the foregoing acknowledgments and the agreements set forth herein, the Employee and the Company hereby agree as follows:

     1. The Employee will make full and prompt written disclosure to the Company of all inventions, innovations, improvements, modifications, know-how, discoveries and developments (the "Developments"), whether or not patentable or copyrightable, which are conceived, made or discovered by or under the direction of the Employee, alone or jointly with others, during the course of his employment with the Company or as a direct or indirect result thereof, including those made or discovered during normal working hours, on the premises of the Company, or using Company resources, and including Developments suggested by any work or services performed or to be performed by the Employee for the Company. The Developments will be the sole, absolute and exclusive property of the Company, including any copyrights and patent rights in the Developments, and Employee hereby assigns all rights in the Developments to Company.

     2. All Developments devised, made, developed or perfected after termination of the Employee's employment are within the provisions of Paragraph 1 if conceived in whole or material during the period of employment or with the use of Company resources or facilities.

     3. At the request and expense of the Company but without charge to the Company, the Employee will do all acts and things as may be necessary to confirm and vest the entire right, title and interest in the Developments in the Company and secure to the Company full protection of the same, including without limitation, the execution and delivery of assignments, patent applications and other documents or papers. In order to confirm the Company's rights, the Employee will also assign to the Company any and all copyrights and reproduction rights to any written material prepared by the Employee in connection with his employment.

     4. All Developments furnished by the Employee to the Company will be the Employee's own and original creation except for materials in the public domain and will not to the best of his knowledge or belief violate or infringe upon any right, patent, copyright, trademark or right of privacy, or constitute libel or slander against or violate any other rights of any person, firm or corporation.

     5. During the Employee's period of employment with the Company and after the voluntary or involuntary termination of such employment, whether initiated by the Employee or the Company, the Employee will hold in the strictest confidence and will not, without the express written authority of the Company directly or indirectly disclose to others, disseminate, use or publish, other than use in the ordinary course of the Company's business, any proprietary, secret or confidential information of the Company (which for the purposes hereof shall include without limitation the Developments, information designated by the Company as "proprietary," "secret," or "confidential" (or similarly designated) and information which is not generally known to those outside of the Company), including but not limited to any such information concerning: (a) the business or operations of the Company or any of its clients, suppliers, customers, consultants, licensees, or others with which it does business ("Business Partners"), (b) any Company or Business Partner materials, apparatus, processes, methods, ways of business, formulae, technology, research, development, customer lists, customer requirements, supplier lists, models, computer programs, program descriptions, flow charts, equipment designs, equipment descriptions, documentation, records, books, technical information, blueprints, databases, or data, or (c) the existence or betterment of, or possible new uses or applications for, any Company or Business Partner product or service (Collectively, "Confidential Information").

     6. Upon the cessation of the Employee's employment by the Company for any reason, he shall not take from, and will promptly return to the Company, any and all Confidential Information and any writings or documents whatever or reproductions thereof and any and all other information of a proprietary, secret or confidential nature which relate in any way to the Company's operations, business, assets, research development, and any of the other items covered by paragraph 5 above them in Employee's possession or control.

     7. The Employee represents and warrants to the Company as follows: (i) he is not under any obligation to any person which is inconsistent or in conflict with this letter agreement or which would prevent, limit or impair in any way the performance of his obligations hereunder;
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and (ii) he has not disclosed and will not disclose to the Company, nor use for the Company's benefit, any confidential information or trade secrets of any prior employer or principal, unless and until such confidential information and trade secrets have become public knowledge without the Employee's participation, or unless such disclosure is permitted by any agreement with such prior employer or principal.

     8. The Employee agrees that during the term of his employment with the Company he will not: (a) directly or indirectly, either as principal, agent, employee, consultant, officer, director, stockholder, or in any other capacity, engage in or have a financial interest in, any business which is competitive with the business of the Company or any of its subsidiaries or affiliates, (b) induce employees of the Company or any of its subsidiaries or affiliates to join with him in any capacity, direct or indirect, in any business in which he may be or become interested whether or not competitive with the Company, or (c) solicit customers of the Company on behalf of himself or anyone else in competition with the Company. Notwithstanding Section 8(a), the Employee may continue to hold or purchase at prevailing publicly traded rates not more than one percent (1%) of the outstanding and issued shares of any publicly traded company which is competitive with the business of the Company or any of its subsidiaries or affiliates.

     Without limiting the generality of the foregoing, a business will be deemed competitive or in competition with the Company if it involves the performing of services and/or the research, development, production, manufacture, marketing, distribution, licensing, or sale of any product which is or is intended to be directly or indirectly competitive with or similar to services performed and products being researched, developed, produced, manufactured, marketed, distributed, licensed or sold by the Company at any time during the Employee's employment.

     9. This letter agreement does not bind the Employee or the Company to any specified period of employment, such employment being at the will of both the Company and the Employee unless otherwise agreed in writing; and the voluntary or involuntary termination of the Employee's employment shall not affect the obligations of the Employee and the Company hereunder.

     10. The Employee acknowledges that should he breach any of the covenants set forth in this letter, monetary damages would not provide the Company with an adequate remedy for such breach, and he hereby consents in addition to any monetary award to the entry of an order in any court of competent jurisdiction enjoining any activity constituting such a breach and requiring specific performance of his obligations hereunder.

     11. If any portion or provision of this letter agreement should be determined by a court of competent jurisdiction to be invalid or unenforceable, then this letter agreement is intended to and shall be valid and enforced to the fullest extent permitted by law.

     12. Nothing contained in this letter agreement shall refer to or affect any condition of employment or other item not specifically mentioned herein. This letter agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia, without giving effect to its conflict of law provisions, and shall inure to the benefit of and be binding upon the heirs, executors, administrators, personal representatives and assigns of the
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Employee and upon the legal representatives, successors and assigns of the
Company. The Employee agrees to jurisdiction and venue in the federal and state courts within the Commonwealth of Virginia for all disputes and enforcement actions arising under this Agreement. Any such dispute or action shall be heard by a judge sitting without a jury, and both parties forever waive their right to a civil jury trial with respect thereto.

     Please indicate your acceptance of the terms of this agreement by signing in the place provided below, whereupon this letter agreement shall take effect as an instrument under seal.

                                        Sincerely,

                                        ONESOFT CORPORATION

                                        By: /s/ Randall V. Pevin
                                            --------------------
                                         Randall V. Pevin
                                         Vice President, Operations



ACCEPTED AND AGREED:
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/s/ Thomas E. Young
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Thomas E Young